SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 OR 15(d) OF The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):		April 26, 2011

CHEMUNG FINANCIAL CORPORATION (Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	0-13888 (Commission file number)	16-123703-8 (I.R.S. Employer Identification No.)

One Chemung Canal Plaza, P.O. Box 1522, Elmira, NY 14901
 (Address of principal executive offices)         (Zip Code)

(607) 737-3711
(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(B) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 26, 2011, Chemung Financial Corporation (“Chemung”) announced the final results of elections made by shareholders of Fort Orange Financial Corp. (“Fort Orange”) as to the form of merger consideration to be received in connection with the merger of Fort Orange with and into Chemung, with Chemung being the surviving entity. Fort Orange’s bank subsidiary, Capital Bank & Trust Company, then merged with and into Chemung’s bank subsidiary, Chemung Canal Trust Company (“Chemung Canal”), with Chemung Canal being the surviving bank. The merger was completed on April 8, 2011, and the deadline to elect the merger consideration was 5:00 p.m., Eastern Time, on that date (the “Election Deadline”).

Pursuant to the Agreement and Plan of Merger dated as of October 14, 2010, as amended, by and between Fort Orange and Chemung (the ”Merger Agreement”), Fort Orange shareholders had the option of receiving, in exchange for each of their shares of Fort Orange common stock, either: (i) all cash, (ii) all Chemung common stock, or (iii) a mixture of shares of Chemung common stock for 75% of the shares of Fort Orange common stock owned, and cash for 25% of the shares of Fort Orange common stock owned, subject to the adjustment, election and allocation procedures provided in the Merger Agreement.  Fort Orange shareholders were required to deliver to American Stock Transfer & Trust Company, LLC (“AST”), on or before the Election Deadline, a properly executed copy of the Letter of Election and Transmittal (“Election Materials”) that they earlier received in the mail, along with their Fort Orange stock certificates. Shareholders who made a valid election and submitted their Fort Orange stock certificates before the Election Deadline will receive the merger consideration they chose.  Fort Orange shareholders who did not make a valid election or did not properly submit their Fort Orange stock certificates prior to the Election Deadline will receive a mixture of shares of Chemung common stock for 84.363% of the shares of Fort Orange common stock owned, and cash for 15.637% of the shares of Fort Orange common stock owned in order to meet the requirement that 25% of Fort Orange common stock be exchanged for cash and 75% of Fort Orange common stock be exchanged for Chemung common stock .

Based upon election information received from AST, the number of shares of Fort Orange common stock making elections before the Election Deadline was 2,871,927, or 76.15% of the outstanding shares of Fort Orange common stock as of April 8, 2011. Of the number of shareholders who made an election, the holders of approximately 709,337 shares, or 24.70%, elected to receive cash; the holders of approximately 1,791,152 shares, or 62.37%, elected to receive Chemung stock and the holders of approximately 371,348 shares, or 12.93%, elected to receive the aforementioned mixture of cash and Chemung stock. Pursuant to the Merger Agreement, fractional shares of Chemung common stock will not be issued. Instead, former Fort Orange shareholders will receive cash in lieu of fractional shares based on the Closing Price of Chemung common stock as defined in the Merger Agreement.

In connection with the Merger, Fort Orange stockholders will receive approximately $7.07 million in cash consideration and approximately 1.01 million shares of Chemung common stock, giving them an approximate 22.08% ownership in Chemung. The cash and stock transaction is valued at approximately $31.5 million based on Chemung’s closing stock price of $23.50 per share on April 8, 2011. The cash consideration and/or a stock certificate evidencing the number of shares of Chemung common stock owned by former Fort Orange shareholders will be mailed by AST to such shareholders beginning on or about April 27, 2011.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was included in a Registration Statement on Form S-4, as amended, as filed with the Securities and Exchange Commission on January 3, 2011 and is incorporated herein by reference.

SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CHEMUNG FINANCIAL CORPORATION

April 26, 2011	By: Ronald M. Bentley

Ronald M. Bentley President & Chief Executive Officer
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